Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-XXXXX) of International Securities Exchange, Inc. for the registration of common stock and to the incorporation by reference therein of our reports dated March 2, 2006, with respect to the consolidated financial statements of International Securities Exchange, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, NY

March 28, 2006